Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES THIRD QUARTER 2014 CONSOLIDATED FINANCIAL RESULTS and closing of $20 million revolving credit facility

November 6, 2014 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced its consolidated financial results for the third quarter (“Q3”) and nine months ended September 30, 2014. The Company also announced the closing of a $20 million revolving credit facility. Further, the Company revised its previously estimated summary financial guidance for 2014.

Third Quarter 2014 Summary

•	Revenue of $107.8 million, up 127.3% from Q3 2013 revenue of $47.4 million

•	Gross profit, excluding depreciation expense, of $17.5 million, up from a gross loss, excluding depreciation expense, of $(0.9) million in Q3 2013

•	Gross margin, excluding depreciation expense, of 16.2%

•	Adjusted EBITDA of $7.4 million, up from $(8.3) million in Q3 2013

•	Adjusted EBITDA margin of 6.9%

•	Contracted backlog of $203.1 million through 2016 and $426.9 million of bids outstanding

•	Three project awards and one extension totaling $40.0 million announced

•	Increased available liquidity through new undrawn $20.0 million revolving credit facility

Brian Beatty, President and CEO of SAE, commented, “We are very pleased with our ability to demonstrate revenue growth in light of deteriorating conditions in the broader oil market. This significant year-over-year growth, though, was tempered by operational delays, which caused our margins to compress during the quarter. Specifically, our crews in Brazil and Peru experienced various delays related to obtaining necessary permits on a timely basis. This led to meaningful delays of the overall projects, causing higher than expected operating costs. In addition to the permitting delays, a shallow-water crew in Alaska encountered delays due to adverse weather conditions on a complex ocean-bottom nodal project on the North Slope. We successfully completed this project, but the delays impacted our overall financial performance.”

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Mr. Beatty continued, “With the recent changes in market conditions, we have experienced a large influx of competitors in certain markets that we previously identified as expansion opportunities, such as the onshore markets in Brazil and Africa. This has led to more competitive project bidding than originally anticipated within these markets. Because of our nimble, relatively asset-light model, we do not have to chase low-margin projects in order to maintain optimal levels of equipment and crew utilization. We recently initiated a strategic review of the viability and profitability of certain expansion markets. In doing so, we transitioned our focus to further entrenching ourselves within our core markets and growing our marine presence in global shallow-water markets. Additionally, we recently commenced a comprehensive review of our current operating structure to lower costs in all sectors of our business. We expect to reduce field related expenses, regional support requirements and corporate costs through consolidation of necessary functions and the re-tasking of assets and personnel to our core markets to optimize operational efficiencies and improve margins. We have made good progress with our previously stated plan to restructure our foreign branch offices, which we expect to complete by year-end. Once in place, our new corporate structure will better position us to deliver profitable results to our stakeholders.”

Mr. Beatty further commented, “Overall, we remain confident in our ability to maintain our strong positions within our core markets as we begin to turn our attention towards 2015. Our current expectations for next year are in large part based on increased exploration activity in Alaska, which we believe to be our strongest near-term growth market. As previously disclosed through recent multi-year project award announcements, we have secured a very strong winter season in Alaska with several long-standing customers. We also expect to capture material growth through our specialized focus on ocean-bottom nodal technology. We view the undeveloped and underserved nature of shallow-water markets worldwide as holding the highest degree of growth potential for us in the long run.”

Mr. Beatty concluded, “Due to certain projects and awards expected for the fourth quarter being delayed into 2015, our backlog has not grown at the rate anticipated and is not currently at a level sufficient to achieve our previously estimated financial guidance for 2014. Despite this, we are optimistic the proper adjustments can be made, as outlined above, to mitigate the potential impact. We believe we have the experience and financial flexibility to weather various market conditions, having successfully navigated numerous cycles before. Our growth and new business opportunities will be addressed in a disciplined manner that adheres to our fundamental business model and strategy. We remain well positioned internationally in key developing areas around the world. We are confident that our geographic diversification and focus on these complex areas, along with the further enhancement of our corporate profile and operating structure, should result in positive growth and financial performance for our stakeholders as we continue to execute our strategic vision.”

Third Quarter 2014 Financial Results

Revenues increased 127.3% to $107.8 million from $47.4 million in Q3 2013. Revenue growth was primarily the result of increased exploration activity in Peru and Alaska. These two markets accounted for approximately 79.1% of Q3 revenues, compared to 23.0% of total revenues in the same period last year. Projects in other South American markets also had a material impact on SAE’s revenue growth for the period. There were no active projects in Southeast Asia during Q3 2014, which generated 11.4% of revenues in Q3 2013.

Gross profit was $13.2 million, or 12.2% of revenues, compared to a gross loss of $(4.3) million, or (9.1)% of revenues, in Q3 2013. Gross profit (loss) for Q3 2014 and Q3 2013 included depreciation expense of $4.3 million and $3.4 million, respectively. Excluding depreciation expense, gross margins for Q3 2014 and Q3 2013 were 16.2% and (1.8)%, respectively. The year-over-year increase in gross profit was primarily the result of higher revenues, coupled with much higher relative operating expenses in Q3 2013. Despite higher revenues and year-over-year improvement, Q3 2014 was negatively impacted by a number of delays in South America. During the quarter, SAE was also negatively impacted by delays on a project in Alaska, which has since been completed.

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Selling, general and administrative (“SG&A”) expenses during the quarter were $10.1 million, or 9.3% of revenues, compared to $8.0 million, or 16.8% of revenues, in Q3 2013. The decrease in SG&A as a percentage of revenue was due to the overall increase in revenue and the benefits from the Company’s ongoing scaling of internal infrastructure. Additional costs were incurred during the period related to the Company’s refinancing efforts and to further support the development of its accounting and reporting functions.

Net loss attributable to the Corporation for the quarter was $(23.4) million, or $(1.57) per diluted share, compared to a net loss of $(30.1) million, or $(2.25) per diluted share, in Q3 2013. Net income was impacted by three primary factors in Q3 2014, including:

•	A loss on early extinguishment of debt related to the Company's repayment of its 2012 Senior Credit Facility (the "Term Loan") in July 2014;
•	A high tax rate; and
•	Increased operating expenses due to the reasons cited above.

Included in these results are certain unusual expenses and other items, including a $17.2 million charge from the loss on early extinguishment of debt, as described above, during Q3 2014, merger costs associated with the Company becoming public in Q3 2013, and a high tax rate. Adjusting for these items and based on a tax rate of 39.1%, the non-GAAP adjusted diluted loss per share attributable to the Corporation for Q3 2014 was $(0.23), compared to $(0.74) in Q3 2013. The tax rate used in the calculation of non-GAAP adjusted diluted EPS attributable to the Corporation is derived from the current U.S. statutory corporate income tax rate, consisting of the federal tax rate and the average state tax rate. Please refer to the supplemental tables at the end of this release for additional information concerning these adjusted financial results.

Adjusted EBITDA increased to $7.4 million, or 6.9% of revenues, from $(8.3) million, or (17.6)% of revenues, in Q3 2013.

Capital expenditures for the quarter were $11.4 million, compared to $1.2 million in Q3 2013. The increase in capital expenditures was related to deposits paid during the quarter for the purchase of equipment intended to equip an additional crew on the North Slope in Alaska beginning Q1 2015. Most repair and maintenance costs incurred during the quarter were expensed during the projects.

Year-to-Date 2014 Financial Results

Revenues year-to-date increased 71.1% to $298.6 million from $174.6 million in the same period last year. Revenue growth during the period was aided by major projects in Alaska, Peru and Bolivia, which collectively accounted for 77.3% of revenues. This strong growth in core markets was partially offset by a decrease in exploration activity in Canada during the first part of the year and limited projects in Southeast Asia compared to the first nine months of 2013.

Gross profit increased 102.2% to $51.3 million, or 17.2% of revenues, compared to gross profit of $25.4 million, or 14.5% of revenues, in the first nine months of 2013. The increase in gross margin resulted from a strong first half of 2014, compared to a very weak Q3 2013. Gross profit for the first nine months of 2014 and 2013 included depreciation expense of $11.2 million and $10.4 million, respectively. Excluding depreciation expense, gross margins for the first nine months of 2014 and 2013 were 20.9% and 20.5%, respectively.

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SG&A expenses year-to-date were $30.3 million, or 10.1% of revenues, compared to $22.2 million, or 12.7% of revenues, in the same period last year. SG&A as a percentage of revenues decreased year-over-year. The dollar amount of SG&A has grown primarily to satisfy our obligations as a public company and to provide the appropriate administrative support for the Company’s growth.

Provision for income taxes in the first nine months of 2014 was $5.2 million, up from a provision for income taxes of $3.3 million reported for the first six months ended June 30, 2014. This sequential increase created a tax provision of approximately $1.9 million for Q3 2014. The new projected annual effective tax rate for 2014 is (36.6)%. This includes current period foreign and state taxes of $8.8 million related to year-to-date operating activities, representing a tax rate from operations for the first nine months of 2014 of approximately 82.6%. In June 2014, SAE initiated a comprehensive plan to normalize its consolidated effective tax rate through the restructuring of its foreign branch offices. The Company expects to complete the restructuring process by the end of 2014.

Net loss attributable to the Corporation was $(22.9) million, or $(1.56) per diluted share, in the first nine months of 2014, compared to a net loss of $(25.6) million, or $(2.88) per diluted share, in the first nine months of 2013. Net income was impacted by a number of factors during the first nine months of 2014, including:

•	A loss on early extinguishment of debt related to the Company's repayment of its Term Loan in July 2014;
•	The change in fair value of the notes payable to Former SAE stockholders (the "Stockholders’ Note") resulting from the repayment of the Stockholders' Note in July 2014;
•	A high tax rate; and
•	Increased SG&A expenses associated with being a public company.

Included in these results are certain unusual expenses or other items, including a $17.2 million charge from the loss on early extinguishment of debt, as described above, during Q3 2014, a $5.1 million charge from the change in fair value of the Stockholders’ Note during the first nine months of 2014, merger costs associated with the Company becoming public during the first nine months of 2013, and a high tax rate. Adjusting for these items and based on a tax rate of 39.1%, the Company’s non-GAAP adjusted diluted earnings per share attributable to the Corporation for the first nine months of 2014 were $0.09, compared to $(0.71) in the first nine months of 2013. The tax rate used in the calculation of non-GAAP adjusted diluted EPS attributable to the Corporation is derived from the current U.S. statutory corporate income tax rate, consisting of the federal tax rate and the average state tax rate. Please refer to the supplemental tables at the end of this release for additional information concerning these adjusted financial results.

Adjusted EBITDA increased 123.6% to $34.4 million, or 11.5% of revenues, compared to $15.4 million, or 8.8% of revenues, in the first nine months of 2013.

Capital expenditures during the first nine months of 2014 were $15.8 million, compared to $3.9 million in the same period last year. Most of the capital expenditures were growth-related and discretionary in nature as SAE expenses most repairs and maintenance during active projects.

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On September 30, 2014, cash and cash equivalents totaled $28.4 million, working capital was $65.7 million, total long-term debt, excluding capital leases, was $150.0 million, and total stockholders’ deficit totaled $(8.3) million.

Current Backlog

As of September 30, 2014, SAE’s backlog was $203.1 million. Bids outstanding on the same date totaled $426.9 million. Approximately 52% and 48% of the current backlog represents contracted projects in North America and South America, respectively.

During Q3 2014, the Company’s backlog growth was adversely impacted by the continued delay of certain potential contract awards anticipated during the period. SAE believes the delay in the awarding of these projects is currently unrelated to any specific or recent market developments and believes they will ultimately materialize. The Company expects that greater competitive pressure in certain expansion markets leading to unfavorable bidding environments will negatively impact its ability to pursue new projects during the remainder of 2014 and potentially into 2015. However, due to stronger than expected exploration activity in Alaska, the current backlog does provide some visibility into 2016. Apart from seasonal fluctuations in customers' award cycles, the Company does not currently expect to witness a fundamental change in the demand for exploration services within its core markets, including Alaska, Peru, Colombia and global ocean-bottom nodal, or shallow-water markets.

The Company anticipates approximately 42% of its backlog will be realized during the last three months of 2014, followed by 41% in 2015 and 17% during 2016. The expected backlog realization was impacted by the rescheduling of a recently announced project in Colombia that was originally expected to occur during the fourth quarter. This program has since been moved to early 2015. The approximate estimations of realization from the backlog can be impacted by a number of factors, including customer delays or cancellations, permitting or project delays and environmental conditions.

Summary Financial Guidance for 2014

As a result of various delays, as described above, SAE has revised its previously disclosed financial guidance for 2014.

Based on its current contracted backlog for the remainder of 2014, SAE expects revenue to be approximately $370.0 - $390.0 million for 2014. Further, SAE expects Adjusted EBITDA to be approximately $30.0 - $35.0 million for 2014. The Company also lowered its previously updated capital expenditure guidance for 2014 to approximately $43.0 million, which includes $27.0 million earmarked for equipment purchases related to its North Slope operations in Alaska.

These forward estimations are based on current market conditions and are subject to change on short notice. Similar risk factors that could impact the Company's backlog can also affect its future operating and financial performance. Please use caution whenever referring to the Company's discussion of expected future results.

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Revolving Credit Facility

SAE announced the closing of a $20.0 million senior secured revolving credit facility, provided by Wells Fargo Bank, NA (“Wells Fargo”). The revolving credit facility is primarily secured by all of SAE’s North American assets and has a maturity of three years. Borrowing under the facility will bear interest at a rate of LIBOR plus 3.00%. The amount available under the facility may be increased up to $30.0 million upon certain conditions being met and the agreement of SAE and Wells Fargo. Borrowings under the facility will be used primarily to fund the Company’s working capital needs for its operations and for general corporate purposes. No amounts were drawn under the facility in connection with the closing of the transaction.

Details of the facility will be included in a current report on Form 8-K filed by the Company with the Securities and Exchange Commission. This report will be made available on the Investors section of SAE’s website at www.saexploration.com.

Imperial Capital, LLC and FIG Partners, LLC acted as financial advisors to the Company. Strasburger & Price, LLP acted as legal advisor to the Company.

Investor Conference Call

SAE will host a conference call on Friday, November 7, 2014 at 10:00 a.m. Eastern Time to discuss the Company’s unaudited consolidated financial results for the third quarter and nine months ended September 30, 2014. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). The Company will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.

To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.

Upcoming Investor Conference

SAE is scheduled to present at the Jefferies Global Energy Conference in Houston, TX on Wednesday, November 12, 2014 at 3:00 p.m. local time.

A copy of the presentation materials will be made available on the Investors section of SAE’s website at www.saexploration.com. In addition to the slides, a live audio webcast of the presentation can be accessed at http://wsw.com/webcast/jeff85/saex.

About SAExploration Holdings, Inc.

SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths up to 5,000 feet, SAE offers a full suite of logistical support and in-field processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.

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The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," "will," "should" and variations of these words or similar words. These forward-looking statements may include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in the levels of exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, the need to manage rapid growth, delays, reductions or cancellations of service contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, high levels of indebtedness, substantial international business exposing SAE to currency fluctuations and global factors including economic, political and military uncertainties, the need to comply with diverse and complex laws and regulations, and other risks incorporated by reference to SAE’s filings with the Securities and Exchange Commission. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Capital Markets & Investor Relations

(281) 258-4409

rabney@saexploration.com

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CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue from services	$107,812	$47,429	$298,615	$174,575
Costs of services excluding depreciation and amortization expense	90,333	48,303	236,087	138,831
Depreciation and amortization expense included in costs of services	4,276	3,442	11,236	10,378
Gross profit (loss)	13,203	(4,316)	51,292	25,366
Selling, general and administrative expenses	10,057	7,951	30,267	22,169
Merger costs	—	591	—	1,174
Income (loss) from operations	3,146	(12,858)	21,025	2,023
Other income (expense):
Loss on early extinguishment of debt	(17,157)	—	(17,157)	—
Change in fair value of notes payable to Former SAE stockholders	—	(492)	(5,094)	(492)
Interest expense, net	(4,196)	(4,185)	(12,367)	(10,997)
Foreign exchange gain (loss), net	(1,252)	120	(1,052)	(1,179)
Other, net	(181)	151	512	(1,294)
Total other expense, net	(22,786)	(4,406)	(35,158)	(13,962)
Income (loss) before income taxes	(19,640)	(17,264)	(14,133)	(11,939)
Provision (benefit) for income taxes	1,906	12,838	5,168	13,620
Net income (loss)	$(21,546)	$(30,102)	$(19,301)	$(25,559)
Less: net income attributable to non-controlling interest	1,862	—	3,555	—
Net income (loss) attributable to the Corporation	$(23,408)	$(30,102)	$(22,856)	$(25,559)

Basic and diluted earnings per share:
Weighted average basic shares outstanding	14,871	13,403	14,633	8,862
Earnings per share – basic	$(1.57)	$(2.25)	$(1.56)	$(2.88)
Weighted average diluted shares outstanding	14,871	13,403	14,633	8,862
Earnings per share – diluted	$(1.57)	$(2.25)	$(1.56)	$(2.88)

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CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,380	$17,351
Restricted cash	627	638
Accounts receivable, net of allowance for doubtful accounts of $0 and $254	76,975	40,928
Deferred costs on contracts	8,945	3,190
Prepaid expenses and other current assets	12,864	4,619
Deferred income tax assets	794	1,371
Total current assets	128,585	68,097
Property and equipment, net of accumulated depreciation of $42,925 and $31,871	67,103	64,572
Intangible assets, net of accumulated amortization of $383 and $311	1,122	1,260
Goodwill	2,060	2,150
Deferred loan issuance costs, net	6,521	9,115
Deferred income tax assets	714	743
Other assets	—	13
Total assets	$206,105	$145,950
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,511	$16,511
Accrued liabilities	12,012	3,124
Income and other taxes payable	5,528	7,073
Accrued payroll liabilities	11,034	4,497
Current portion of notes payable under credit agreement	—	800
Current portion of capital leases	339	485
Notes payable to related parties	—	500
Deferred revenue	1,420	7,927
Deferred income tax liabilities	69	69
Total current liabilities	62,913	40,986
Senior secured notes	150,000	—
Long-term portion of notes payable under credit agreement, net	—	79,888
Notes payable to Former SAE stockholders, at fair value	—	12,406
Long-term portion of capital leases	404	618
Deferred income tax liabilities	1,076	1,114
Total liabilities	214,393	135,012
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000 authorized shares and no outstanding shares	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, and 14,871 and 13,429 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	27,985	27,485
Accumulated earnings (deficit)	(37,367)	(14,511)
Accumulated other comprehensive income (loss)	(2,508)	(2,083)
Total stockholders’ equity (deficit) attributable to the Corporation	(11,888)	10,893
Non-controlling interest	3,600	45
Total stockholders’ equity (deficit)	(8,288)	10,938
Total liabilities and stockholders’ equity	$206,105	$145,950

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income (loss)	$(21,546)	$(30,102)	$(19,301)	$(25,559)
Foreign currency translation gain (loss)	(638)	(47)	(425)	(2,337)
Total comprehensive income (loss)	(22,184)	(30,149)	(19,726)	(27,896)
Less: comprehensive income attributable to non-controlling interest	1,862	—	3,555	—
Total comprehensive income (loss) attributable to the Corporation	$(24,046)	$(30,149)	$(23,281)	$(27,896)

CONSOLIDATED REVENUES BY REGION
(Unaudited)

(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	%	2013	%	2014	%	2013	%

North America	$39,856	37.0%	$32,545	68.6%	$119,797	40.1%	$85,934	49.2%
South America	67,956	63.0%	9,463	20.0%	178,068	59.6%	64,690	37.1%
Southeast Asia	—	—	5,421	11.4%	750	0.3%	23,951	13.7%
Total revenue	$107,812		$47,429		$298,615		$174,575

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(Unaudited)

(In thousands)

We use an adjusted form of EBITDA to measure period-over-period performance, which is not derived in accordance with GAAP. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus unrealized loss on change in fair value of notes payable to related parties, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and unrealized foreign exchange gain or loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted EBITDA from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014		2013	2014		2013

Net income (loss)	$(21,546)		$(30,102)	$(19,301)		$(25,559)
Depreciation and amortization (1)	4,579		3,701	12,125		11,159
Interest expense, net	4,196		4,185	12,367		10,997
Loss on early extinguishment of debt (2)	17,157		—	17,157		—
Unrealized loss on change in fair value of notes payable to Former SAE stockholders (3)	—		492	5,094		492
Provision (benefit) for income taxes	1,906		12,838	5,168		13,620
Foreign exchange (gain) loss, net	1,252		(120)	1,052		1,179
Non-recurring expenses	(115	)(5)	679 (4)	761	(5)	3,506	(4)
Adjusted EBITDA	$7,429		$(8,327)	$34,423		$15,394

(1)	Additional depreciation and amortization expenses not related to the cost of services were incurred during the three and nine month periods ended September 30, 2014 in the amount of $303 and $889, respectively, and during the three and nine month periods ended September 30, 2013 in the amount of $259 and $781, respectively.

(2)	The repayment and termination of the 2012 Credit Agreement on July 2, 2014 resulted in a $17,157 charge to loss on early extinguishment of debt in the three and nine months ended September 30, 2014. The charge consisted of prepayment penalties of $8,877, the write-off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.

(3)	The notes payable to Former SAE stockholders were recorded at fair value as described in the Notes to SAE’s condensed consolidated financial statements filed with the SEC. All amounts outstanding under the notes payable to Former SAE stockholders were repaid on July 2, 2014 from the proceeds of the issuance of the senior secured notes and the promissory note was terminated. The unrealized loss was recorded during the three months ended June 30, 2014 in anticipation of the repayment.

(4)	Expenses primarily consist of third-party financing costs, share-based compensation expense related to the accelerated vesting of Former SAE’s restricted shares in connection with the Merger, costs associated with the Merger, and one-time severance costs related to the reduction of staff in Colombia.

(5)	Expenses primarily consist of the settlement of disputed fees with a former financial advisor to SAE. As of June 30, 2014, SAE recorded a liability of $657 related to this settlement which was paid during the third quarter of 2014. During the three months ended September 30, 2014, legal expenses of $120 were reclassified to loss on early extinguishment of debt.

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RECONCILIATION OF SPECIAL ITEMS TO NON-GAAP ADJUSTED DILUTED EARNINGS PER SHARE

ATTRIBUTABLE TO THE CORPORATION
(Unaudited)

(In thousands, except per share amounts)

Adjusted diluted earnings per share attributable to the Corporation (a non-GAAP financial measure) is defined as diluted earnings per share attributable to the Corporation excluding charges or adjustments to income per share from matters such as changes in fair market value of balance sheet items, merger or acquisition-related costs, financing-related costs, restructuring and severance costs, tax rates that are not reflective of the normative rate for the Company’s operations or other unusual or infrequent charges or items as deemed appropriate by management to reflect the operational performance of SAE period over period. These measures should not be considered as a substitute for GAAP measurements.

The computation of our adjusted net income or loss attributable to the Corporation and adjusted diluted earnings per share attributable to the Corporation, from net income or loss attributable to the Corporation and diluted earnings per share attributable to the Corporation, the two most directly comparable GAAP measures, is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP Reported
Net income (loss) attributable to the Corporation	$(23,408)	$(30,102)	$(22,856)	$(25,559)
Diluted EPS attributable to the Corporation	$(1.57)	$(2.25)	$(1.56)	$(2.88)

Non-GAAP Adjustments
Reported income (loss) before taxes	$(19,640)	$(17,264)	$(14,133)	$(11,939)
Merger costs (1)	—	591	—	1,174
Loss on early extinguishment of debt (2)	17,157	—	17,157	—
Change in fair value of notes payable to Former SAE stockholders (3)	—	492	5,094	492
Non-GAAP income (loss) before taxes	(2,483)	(16,181)	8,118	(10,273)
Non-GAAP provision (benefit) for income taxes (4)	(971)	(6,327)	3,174	(4,017)
Non-GAAP net income (loss)	$(1,512)	$(9,854)	$4,944	$(6,256)
Less: Income attributable to non-controlling interest	1,862	—	3,555	—
Non-GAAP adjusted net income (loss) attributable to the Corporation	$(3,374)	$(9,854)	$1,389	$(6,256)

Non-GAAP adjusted diluted EPS attributable to the Corporation	$(0.23)	$(0.74)	$0.09	$(0.71)

Weighted average diluted shares outstanding	14,871	13,403	14,633	8,862

(1)	Primarily expenses associated with the merger between Former SAE and Trio Merger Corp. in June 2013.

(2)	The repayment and termination of the 2012 Credit Agreement on July 2, 2014 resulted in a $17,157 charge to loss on early extinguishment of debt in the three and nine month periods ended September 30, 2014. The charge consisted of prepayment penalties of $8,877, the write-off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.

(3)	The notes payable to Former SAE stockholders were recorded at fair value as described in the Notes to SAE’s condensed consolidated financial statements filed with the SEC. All amounts outstanding under the notes payable to Former SAE stockholders were repaid on July 2, 2014 from the proceeds of the issuance of the senior secured notes and the promissory note was terminated. The unrealized loss was recorded during the three months ended June 30, 2014 in anticipation of the repayment.

(4)	Adjustment of reported earnings and of special items to a normalized rate for 2014 and 2013 of 39.1%, the current statutory corporate income tax rate, which consists of the current federal tax rate and the average state tax rate.

Safety. Acquisition. Experience	11	saexploration.com